Exhibit 23.2

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 1, 2023, with respect to the consolidated financial statements of Keystone Dental Holdings, Inc. for the year ended December 31, 2022, which are included in this Registration Statement. We consent to the inclusion of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ FAHN KANNE CO. GRANT THORNTON ISRAEL

October 5, 2023

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.